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Opus Northwest and Goldberg Properties announce the Colorado River Marketplace in Grand Junction
New lifestyle center adds Dillard’s to the project

DENVER, Feb. 8, 2007 - Opus Northwest, L.L.C., today announced its newest project, the Colorado River Marketplace in Grand Junction, which is being co-developed with Goldberg Properties, Inc..

The Colorado River Marketplace, located on nearly 60 acres at the northeast corner of Interstate-70 and 24 Road, is a 560,000-square-foot mixed use, lifestyle development that will include exclusive, outdoor, fashion-oriented retail, as well as restaurants, a hotel and office space. The center will be anchored by a 125,000 square foot Dillard’s store, the first store for Dillard’s in western Colorado.

“Opus is excited to be able to provide this wonderful new amenity for Grand Junction and the western slope,” said Mike Dailey, Director of Real Estate Development for Opus Northwest. “The design of the center reflects the character and natural beauty of the area, while providing a unique shopping experience for this growing region. The addition of a strong retailer like Dillard’s shows the strength of the market and demand for great shopping and dining venues in one attractive location. Additional tenants will be announced in the coming months.”

Dillard’s Chief Executive Officer, William Dillard, II, added, “We are pleased to announce our commitment to Colorado River Marketplace. This exciting new center is a perfect fit for Dillard’s. We look forward to serving Grand Junction and the surrounding area with a market-right assortment of fashions for the family and home.” The new Dillard’s store will reflect the company’s focus on an upscale and contemporary tone - both in merchandise mix and store design. Currently, Dillard’s operates eleven stores in the state of Colorado.

As the largest city in western Colorado, Grand Junction serves as the banking center, health care service provider center, and retail trade center for a large geographical area that encompasses western Colorado, eastern Utah, and southwestern Wyoming. This trade area includes over 400,000 full-time residents and millions of tourists and part-time residents who contribute to the economic vitality of the area.

Additionally, a recent energy boom has dramatically increased both the current population and the projected population over the next decade as major energy producing corporations look to relocate employees.

Due to the vast diversity western Colorado provides, including unique natural landmarks and a mild climate, the Grand Junction area has become a popular place for relocation, retirement, and recreation. From 1990 to 2000 the population in the county that includes Grand Junction grew by 24.8%, putting it in the top 10% of counties nationwide in terms of population change.

With over 1,600 employees in 28 U.S. offices and one office in Toronto, the Opus Group puts in place more than $1.6 billion of commercial and residential development annually. Opus Northwest, L.L.C., is a member of the Opus Group, which is headquartered in Minneapolis.

The Denver office of Opus Northwest, L.L.C., has completed numerous projects in its 10-year history including Centennial Promenade in Englewood, Colorado which includes 56,000 square feet of retail, Lakewood City Commons, a 510,750 square foot mixed-use development; the Federal Department of Transportation’s LEED Silver certified 128,342 square foot office facility; and nearly 1 million square feet of industrial space in the Compark Business Campus in Douglas County.   Additionally, Opus has been involved with over $26 million in transactions in the Inverness Business Park, including 600,000 square feet of office transactions and the purchase of 80 acres of undeveloped land. Currently, the Denver office is completing such high-profile projects as the Environmental Protection Agency’s Region 8 Headquarters in downtown Denver and a luxury, high-rise condominium project - The Pinnacle at City Park South.

For more information, visit www.opuscorp.com.

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